Transamerica 10f-3 Equity Report January 2014
Fund	Offering Date/Trade Date	Issuer/Security	Cusip	Offering Type	Shares	Unit Price of Offering/Price Paid Per Unit	Spread	Total Price Paid	Underwriter From Whom the Fund Purchased	Total Shares Offered	Total Size of the Offering	Total Shares Purchased by Investment Management	Total Price Paid by the Fund Plus Total Price paid For Same Securities Purchased By the Same Sub-adviser	% of Offering
Transamerica Partners- Balanced Portfolio	2/12/2014	Freescale Semiconductor, Ltd. (FSL) Secondary	G3727Q10	U.S. Registered	1,000	$ 18.50	$0.6475	$18,500	Citigroup	35,000,000	$647,500,000	626,800	$11,595,800	1.79%	Goldman, Sachs & Co. / Citigroup / Credit Suisse / Deutsche Bank Securities / Barclays / J.P. Morgan / Morgan Stanley
Transamerica Partners- Balanced Portfolio	5/14/2014	SVB Financial Group (SIVB) Secondary	48273J10	U.S. Registered	100	$ 101.00	$ 4.04	$10,100	BofA Merrill Lynch	3,900,000	$393,900,000	296,200	$29,916,200	7.59%	J.P. Morgan / BofA Merrill Lynch / Keefe, Bruyette & Woods, A Stifel Company / RBC Capital Markets / Sandler O'Neill + Partners, L.P.